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EXHIBIT 10.4
NORDSTROM, INC. AND SUBSIDIARIES
1993 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN



  1. Purpose. The purposes of the 1993 Non-Employee Director Stock Incentive Plan (the "Plan") are to attract and retain well-qualified persons for service as directors of Nordstrom, Inc. (the "Company"), to provide directors through the payment of an incentive payable in shares of the Company's Common Stock, without par value ("Common Stock"), with the opportunity to increase their proprietary interest in the Company, and thereby to increase their personal interest in the Company's continued success.


  2. Administration. Responsibility and authority to administer and interpret the provisions of the Plan shall be conferred upon the Compensation and Stock Option Committee ("Committee").
  The Committee may employ attorneys, consultants, accountants or other persons and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all recipients who have received awards, the Company and other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretations taken or made in good faith with respect to the Plan or awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any action, determination or interpretation.


  3. Eligibility. All directors of the Company who are neither full-time employees of the Company nor officers of the Company shall be participants in the Plan.


  4. Awards. Awards under the Plan shall consist of two parts, a stock award (the "Stock Award") and a cash award (the "Tax Gross Up") intended to offset the federal income tax liability attributable to the Stock Award. The Stock Award and the Tax Gross Up shall be payable in stock and cash as provided hereunder.
  Within thirty (30) days after each annual meeting of shareholders of the Company during the term hereof, the Company shall cause to be issued to each person who is an eligible director immediately following the annual meeting that number of full shares of Common Stock (rounded to the nearest whole share) determined by dividing $10,000 by the mean of the closing bid and ask prices of a share of Common Stock as of the date of the annual meeting, or, if no sale of Common Stock has been recorded on that date, then on the next preceding date on which a sale was made (the "Fair Market Value").
  Concurrently with the issuance of each Stock Award, the Company shall deliver to each eligible director a cash payment of $4,000 as the Tax Gross Up.

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  No payment will be required from the director upon the issuance or delivery of a Stock Award or Tax Gross Up, except that any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly upon notification of the amount due and prior to or concurrently with issuance of a certificate representing a Stock Award; provided that notwithstanding anything contained herein to the contrary, the Committee may accept stock received in connection with the Stock Award being taxed or otherwise previously acquired in satisfaction of any withholding requirements.


  5. Terms and Conditions. Up to 25,000 shares of Common Stock may be issued from authorized shares of the Company pursuant to the Plan. Shares of Common Stock issued pursuant to the Plan shall be from authorized but unissued shares. To the extent the shares are not registered under the Securities Act of 1933, as amended (the "Act"), they may not be sold, assigned, transferred or otherwise disposed of in the absence of an effective registration statement covering the shares, or an available exemption under the Act.
  A director may not sell or otherwise transfer shares issued as a Stock Award under the Plan for a period of six (6) months from the date of the award.
  The Committee shall appropriately adjust the number of shares for which awards may be granted pursuant to the Plan in the event of reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering, or any change in capitalization of the Company.


  6. Amendment or Discontinuance. The Board of Directors of the Company may, at any time, amend, rescind or terminate the Plan, as it shall deem advisable; provided, however, that (i) no change may be made in any Stock Award or Tax Gross Up previously made under the Plan which would impair the recipients' rights without their consent; (ii) no amendment to the Plan may be made without approval of the Company's shareholders if the effect of the amendment would be to: (a) materially increase the number of shares reserved for issuance hereunder or benefits accruing to participants under the Plan, (b) materially change the requirements for eligibility under Section 3 hereof, or
(c) materially modify the method for determining the number of shares awarded under Section 4 hereof, except that any such increase or modification that results from adjustments authorized by the last paragraph of Section 5 shall not require such approval; and (iii) no amendment may be made to the Plan within six months of a prior amendment, except as required for compliance with the Internal Revenue Code of 1986 or the rules thereunder.


  7. Effective Date and Term of Plan. The Plan shall become effective as of May 17, 1993 and shall remain in effect until December 31, 2002. Stock Awards granted prior to termination of the Plan, shall, notwithstanding termination of the Plan, continue to be effective and shall be governed by the Plan.


  8. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the state of Washington pertaining to contracts made and to be performed wholly within such jurisdiction.